Exhibit 10.3

May 9, 2018

VIA EMAIL: keith.vendola@gmail.com

Keith Vendola, M.D., MBA

Dear Keith:

We are very excited to offer you the position of Chief Financial Officer at Reozlute, Inc., a Delaware corporation (“Company”). If you accept this offer, your first day of employment will be May 10, 2018 (“Effective Date”) and you will report directly to me.

Additional terms of your employment are more fully described below in this letter (“Letter”).

1.             Status and Term. You will be a full-time, “at-will” employee of the Company and your employment is not for a specified term, which means that you or the Company is free to terminate the employment relationship at any time, for any reason.

2.             Location. You will be a remote employee and expected to travel as required to fulfill your work duties, including attending meetings at our headquarters in Louisville, Colorado.

3.             Compensation and Benefits. As compensation for your services you will be entitled to the following compensation and benefits:

(a)       Base Salary. From the Effective Date, the Company shall pay you a base salary of Three Hundred and Thirty Thousand Dollars ($330,000) per annum (the “Base Salary”), payable in accordance with the Company’s payroll practices, but no less than once per each month.

(b)       Bonus Compensation. You shall have the opportunity to earn an annual performance bonus of 30% of your Base Salary based upon performance criteria set by the Company. In order to receive the annual performance bonus, if any, you must continue to be employed by the Company through the end of the period with respect to which the annual performance bonus has been earned. The annual performance bonus will be paid to you at such time as bonuses for the applicable period are regularly paid to other employees of the Company; provided, however, in no event will the annual performance bonus be paid later than February 28 of the following calendar year.

(c)       Equity. At the next regularly scheduled meeting of the Board of Directors of the Company, I will seek approval to grant to you an option to purchase One Million (1,000,000) shares of the Company’s Common Stock (“Option”) at the then fair market value pursuant to the Company’s 2016 Stock Incentive Plan. Such Option shall vest monthly over 48 months, subject to a one year cliff.

(d)       Paid Time Off. You shall be entitled to three (3) weeks of paid time off (PTO) per annum, to be taken and approved by your supervisor subject to the reasonable business needs of the Company. Accrued and unused PTO may be carried over to subsequent years, with a maximum of one week of carryover into any year. In addition, you will have four (4) days of flex time per annum.

(e)       Insurance Coverage. During the term hereof, the Company shall provide you with medical, dental, vision, life and disability insurance in accordance with the Company’s policies which will be separately furnished to you. An outline of the current Company plan is attached to this letter as Addendum A.

(f)       401k Retirement Plan. During the term hereof, you shall be entitled to participate in the Company’s 401k retirement plan. An outline of the current Company plan is attached to this letter as Addendum A.

(g)       Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, you shall be entitled to participate in other employee benefit plans from time to time in effect for employees of the Company generally, including without limitation, pension and/or profit-sharing plans.

(h)       Business Expenses. The Company shall pay or reimburse you for all reasonable and necessary business expenses incurred or paid by you in the performance of your duties and responsibilities. Reimbursable expenses must be substantiated in writing (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible reimbursement cost) within thirty (30) days of the date any such expense is incurred. Any such expense will be reimbursed to you via check or electronic funds transfer by the thirtieth (30th) day following the date of receipt by the Company of your written substantiation.

4.            Confidential Information; Assignment of Inventions.

(a)      You acknowledge that the Company and its Affiliates will continually develop Confidential Information (as defined below), that you may develop Confidential Information for the Company or its Affiliates, and that you may learn of Confidential Information during the course of your employment with the Company. You agree that, except as required for the proper performance of your duties for the Company, you will not, directly or indirectly, use or disclose any Confidential Information. You understand and agree that this restriction will continue to apply after your employment terminates, regardless of the reason for termination.

(b)      You agree that all Confidential Information, including, without limitation all work products, inventions methods, processes, designs, software, apparatuses, compositions of matter, procedures, improvements, property, data documentation, information or materials that you, jointly or separately prepared, conceived, discovered, reduced to practice, developed or created during, in connection with, for the purpose of, related to, or as a result of your employment with the Company, and/or to which you have access as a result of your employment with the Company (collectively, “Inventions”) is and shall remain the sole and exclusive property of the Company.

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(c)      By signing this Letter you unconditionally and irrevocably transfer and assign to the Company all rights, title and interest in the Inventions (as defined above, including all patent, copyright, trade secret and any other intellectual property rights therein) and will take any steps and execute any further documentation from time to time reasonably necessary to effect such assignment free of charge to the Company. You will further execute, upon request, whether during, or after the termination of, your employment with the Company, any and all applications for patents, assignments and other papers, which the Company may deem necessary or appropriate for securing such Inventions for the Company.

(d)      Except as required for the proper performance of your duties, you will not copy any and all papers, documents, drawings, systems, data bases, memoranda, notes, plans, records, reports files, data (including original data), disks, electronic media etc. containing Confidential Information (“Documents”) or remove any Documents, or copies, from Company premises. You will return to the Company immediately after your employment terminates, and at such other times as may be specified by the Company, all Documents and copies and all other property of the Company and its Affiliates then in his possession or control.

5.       Conflicting Agreements. You hereby represent and warrant that the execution of this Letter and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound to and that you are not subject to any covenants against competition or similar covenants that would affect the performance of your obligations hereunder. You will not disclose to or use any confidential or proprietary information of a third party without such party’s consent.

6.       Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 6 and as provided elsewhere herein. For purposes of this Letter, the following definitions apply:

(a)       “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)       “Confidential Information” means any and all information, inventions, discoveries, ideas, writings, communications, research, engineering methods, developments in chemistry, manufacturing information, practices, processes, systems, technical and scientific information, formulae, designs, concepts, products, intellectual property, trade secrets, projects, improvements and developments that relate to the business of the Company or any Affiliate and are not generally known by others, including but not limited to (i) products and services, technical data, methods and processes, (ii) marketing activities and strategic plans, (iii) financial information, costs and sources of supply, (iv) the identity and special needs of customers and prospective customers and vendors and prospective vendors, and (v) the people and organizations

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with whom the Company or any Affiliate has or plans to have business relationships and those relationships. Confidential Information also includes such information that the Company or any Affiliate may receive or has received belonging to customers or others who do business with the Company or any Affiliate and any publication or literary creation of yours, developed in whole or in part while you are employed by the Company, in whatever form published the content of which, in whole or in part, relates to the business of the Company or any Affiliate. Confidential Information shall not include any information or materials that you can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Letter by you; (ii) was rightfully in your possession or part of your general knowledge prior to the Effective Date; or (iii) is disclosed to you without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions.

(c)       “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

7.            Withholding. All payments made under this Letter shall be reduced by any tax or other amounts required to be withheld under applicable law.

8.            Severability. If any portion or provision of this Letter shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Letter shall be valid and enforceable to the fullest extent permitted by law.

9.            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Letter, or the waiver by either party of any breach of this Letter, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.          Notices. Any and all notices, requests, demands and other communications provided for by this Letter shall be in writing and shall be effective when delivered in person or by overnight courier or delivery service, or 3 business days after being deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, to the attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

11.          Entire Letter. This Letter constitutes the entire Letter between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.

12.          Amendment. This Letter may be amended or modified only by a written instrument signed by you and an expressly authorized representative of the Company.

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13.          Headings. The headings and captions in this Letter are for convenience only and in no way define or describe the scope or content of any provision of this Letter.

14.          Counterparts. This Letter may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15.          Governing Law. This Letter shall be construed and enforced under and be governed in all respects by the laws of the State of Colorado, without regard to the conflict of laws principles thereof.

Keith, we look forward to you joining our team!

Sincerely,

Rezolute, Inc.

/s/ Nevan Elam

Nevan C. Elam

Chief Executive Officer

Agreed and accepted:

/s/ Keith Vendola

_______________________________

Keith Vendola

Date: ___May 9, 2018_____________

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